                                                              EXHIBIT 99.D

                         VOTING AND BROKERING AGREEMENT

     THIS AGREEMENT is made as of this 12th day of April 1996, by Jose E. Kauachi, William F. Donovan, M.D., and Sharon Ann Donovan, his wife, (collectively the "Shareholders" and individually a "Shareholder") and CHARTWELL CAPITAL INVESTORS, L.P. ("Chartwell").

                             W I T N E S S E T H :

     WHEREAS, DRCA Medical Corporation (the "Corporation") and Chartwell have entered into an Investment Agreement dated April 12, 1996 whereby Chartwell is acquiring a substantial financial investment in the Corporation; and

     WHEREAS, the Shareholders collectively own beneficially or of record and have the right to vote 2,463,385 shares of voting common stock (the "Common Stock") in the Corporation; and

     WHEREAS, a condition to Chartwell's obligation to make the financial investment in the Corporation is that the Shareholders agree to vote the Common Stock as set forth herein and otherwise agree to the provisions hereof; and

     WHEREAS, the shareholders desire to induce Chartwell to make the financial investment in the Corporation and therefore desire to set forth in writing their understanding and agreements.

     NOW THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   SHAREHOLDER COVENANTS

          The Shareholders hereby agree:

          (a) To vote or cause to be voted the Common Stock, and any other common stock of the Company under their control, in favor of amending the Company's Articles of Incorporation to authorize convertible preferred stock as described in the Investment Agreement;

          (b) Not to transfer the Common Stock or grant a proxy (other than proxies requiring the proxy to vote as required by Section 1(a) hereof) with respect thereto until the Articles of Incorporation have been so amended or a vote of the shareholders (at which the Shareholders voted the Common Stock for approval) has been taken and authorization of the preferred stock has been disapproved; and

          (c) To cause any stock broker or dealer or investment advisor in which the Shareholder has an interest of greater than 5% not to
               (i) purchase or sell securities of the Corporation for its own account, (ii) solicit orders to purchase or sell securities of the Corporation except with respect to securities of the Corporation held in the shareholder's personal account at such stock broker, dealer or investment advisory firm, (iii) make a market in securities of the Corporation or (iv) recommend that others purchase or sell securities of the Corporation, all for so long as Chartwell owns any securities of the Corporation.


     2.   SPECIFIC PERFORMANCE

     The parties hereto agree that the voting of shares in accordance with this Agreement and the other agreements contained herein shall be specifically enforceable.

     3.   SEVERABILITY

     If any of the provisions, or portions of them, of this Agreement are held to be unenforceable for invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions, shall not be affected.

     4.   GOVERNING LAW

     The Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     5.   AMENDMENT

     This Agreement may be amended only by the written consent of all of the parties to this Agreement at the time of the amendment.

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized officers.

                                  CHARTWELL CAPITAL INVESTORS, L.P.

                                  By:  Chartwell Capital Partners, L.P.,its
                                       General Partner

                                       By:  Chartwell Partners, L.P.,
                                            its General Partner

                                            By: Chartwell, Inc.,
                                                its General Partner

                                            By: Anthony Marinatos
                                                ---------------------------
                                                Anthony Marinatos
                                                President


                                  Jose E. Kauachi
                                  -----------------------------------------
                                  Jose E. Kauachi


                                  William F. Donovan, M.D.
                                  -----------------------------------------
                                  William F. Donovan, M.D.


                                  Sharon Ann Donovan
                                  -----------------------------------------
                                  Sharon Ann Donovan, his wife